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                      July 18, 2023

       Ming Yang
       Chief Financial Officer
       DAQO NEW ENERGY CORP.
       Unit 29, Huadu Mansion, 838 Zhangyang Road
       Shanghai 200122

                                                        Re: DAQO NEW ENERGY
CORP.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 1-34602

       Dear Ming Yang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing